Exhibit 10.2
GUARANTY
For value received, Applied Digital Solutions, Inc., a Delaware corporation (“ADSX”) absolutely and unconditionally guarantees payment, when due, to Verizon Federal Inc., a Delaware corporation (“Verizon”) of the amounts agreed to be paid to Verizon by Government Telecommunications, Inc., a Virginia corporation, (“GTI”) under that Confidential Settlement Agreement and Release, dated December 19, 2007, among ADSX, GTI and Verizon (the “Agreement”).
This Guaranty will take effect when signed by both ADSX and Verizon and will continue in full force and effect until all amounts owed under the Agreement shall have been paid in full. Verizon shall provide ADSX with prompt written notice in the event GTI fails to pay any amounts due under the Agreement. ADSX shall have ten (10) days from receipt of such notice to cure GTI’s failure to pay.
This Guaranty and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the state of Virginia. All disputes, controversies, or claims arising out of or in connection with this Guaranty shall be litigated in any court of competent jurisdiction in Fairfax County, Virginia. Each party hereby accepts jurisdiction of such state and agrees to accept service of process as if it were personally served within such state. ADSX shall pay upon demand all of Verizon’s costs and expenses incurred in connection with the enforcement of this Guaranty, including without limitation reasonable attorney fees, whether or not litigation is commenced and at trial and on appeal.
Verizon hereby subordinates to the rights of ADSX’s senior secured lenders, Laurus Master Fund, Ltd. and its affiliates (collectively, the “Lenders”), any and all rights to payment of amounts due hereunder except as set forth in that Subordination Agreement dated as of even date herewith, between Verizon and the Lenders.
Verizon agrees to exhaust all remedies against GTI and its successors and assigns prior to enforcing its rights under this Guaranty. ADSX hereby waives all legal and equitable defenses to which ADSX might be entitled under this Guaranty. Inconsistencies between this Guaranty and the Agreement will be governed by this Guaranty. This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(signature page follows)

Applied Digital Solutions, Inc.

By:	/s/ Lorraine M. Breece

Name:	Lorraine M. Breece

Title:	SVP, ACFO

Date:	December 19, 2007

Verizon Federal Inc.

By:	/s/ Mary L. Coyne

Name:	Mary L. Coyne

Title:	Associate General Counsel, Verizon Business

Date:	12/19/07